                                                                 EXHIBIT (10)(D)
                         EXECUTIVE EMPLOYMENT AGREEMENT


   THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is dated July 29, 1995, and is entered into by and between H & R BLOCK, INC., a Missouri corporation ("Block") and RICHARD H. BROWN ("Executive").

                                  ARTICLE ONE

                                   EMPLOYMENT

   1.01 - Term of Employment. Block hereby employs Executive and Executive hereby accepts such employment by Block for the period beginning on the earlier of August 10, 1995, or the effective date of the cessation of his employment by Ameritech Corporation and ending on the date three years following such date and continuing thereafter for successive periods of one year each ("Employment Period") unless no later than 45 days preceding the end of any such period either party hereto furnishes the other with written notice of his or its desire to terminate this Agreement, in which case this Agreement and Executive's employment hereunder shall terminate on the last day of such 45-day notice period. Any termination or expiration of this Agreement shall not be effective as to those portions of this Agreement which, by their express terms as set forth below, require performance by either party following termination of this Agreement.

   1.02 - Duties. (a) Executive is employed by Block to serve as the President and Chief Executive Officer of Block subject to the authority and direction of Block's Board of Directors (the "Board") and, subject to the foregoing, the Executive shall have such authority and responsibility and duties as are normally associated with such position. Upon the occurrence of a vacancy in the offices of Chairman of the Board and its Executive Committee, Block shall use its best efforts to cause the Executive to be elected to such offices.

   (b) So long as he is employed under this Agreement, Executive agrees to devote his full business time and efforts exclusively on behalf of Block and to competently and diligently discharge his duties hereunder. Executive shall not be prohibited from engaging in such personal, charitable, or other nonemployment activities as do not interfere with his full-time employment hereunder and which do not violate the other provisions of this Agreement. Executive may, following approval by the Board, become a member of the board of directors of a "for-profit" corporation or entity. Such approval will not be unreasonably withheld by the Board but such approval may be withheld if the Board reasonably determines that such activity conflicts with Executive's duties hereunder, either in terms of Executive's time to be devoted thereto or in terms of the relationship of such corporation's or entity's business to the present or future business then conducted or proposed to be conducted by Block, whether or not such business
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is directly competitive with the business of Block.  Executive shall comply fully with all reasonable policies of Block as are from time to time in effect and applicable to his position.

   1.03 - Compensation. (a) Base Salary. Block shall pay to Executive during the Employment Period, a minimum gross salary at an annual rate of $650,000 ("Base Salary"), payable monthly or at any shorter pay periods as Block may use for its other executive employees. The Base Salary shall be reviewed for increases by the Board or appropriate committee thereof no less often than annually during the Employment Period and, if so increased by the Board, such increased amount shall become the "Base Salary" for purposes of this Agreement.

   (b)   Bonuses.

     (i) Block shall pay Executive a special, one-time, initial employment bonus of $250,000 promptly following the beginning of the Employment Period.

     (ii) Executive shall be entitled to participate in Block's 1996 Fiscal Year Management Incentive Plan. Under such Plan, the Executive shall have a target bonus of $375,000, an opportunity to earn 150% of such target bonus and the criteria for payment thereunder shall be based only upon Block's achievement of its budgeted pre-tax earnings. Solely for purpose of determining the eligibility of Executive to participate in such Plan for the fiscal year ending April 30, 1996, Executive shall be deemed to have been employed by Block on May 1, 1995. Throughout the Employment Period, Executive shall be entitled to participate in Block's Management Incentive Plan for all fiscal years during such Employment Period and his minimum target bonus for each such fiscal year shall not be less than 57 percent of his base salary in effect as of the beginning of each such fiscal year.

   (c)   Stock; Stock Options.

     (i) Executive shall, promptly, after the date of commencement of the Employment Period, receive an award of 46,370 Restricted Shares of Block's common stock under The 1993 Long-Term Executive Compensation Plan of H & R Block, Inc. 18,153 of such Restricted Shares shall vest on January 1, 1996 and one-third of the balance shall vest, respectively, on the last day of each of the first through third years of the Employment Period. Prior to the time such Restricted Shares are so vested, the Executive shall be entitled to receive any cash dividends payable with respect to unvested shares.





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     (ii) Executive shall, promptly after the date of commencement of the
  Employment Period, be granted an option under Block's applicable stock option plan to purchase 250,000 shares of Block's common stock at a price per share equal to the closing price thereof on the New York Stock Exchange on the date of grant. Such option shall expire on the tenth anniversary of the date it is granted and shall vest and become exercisable as to one-third of the shares covered thereby on each of the three anniversaries of the date such option is granted. The parties anticipate that Executive shall participate with other Block executives in grants of options for future fiscal years in varying amounts under applicable Block stock option plans as approved from time to time by the Board.

     (iii) Executive shall receive awards under the H & R Block Long-Term Performance Program attached hereto as Exhibit A (the "Program"). Executive is hereby awarded 6,500 Performance Units under the Program as respects the Performance Period May 1, 1995 through April 30, 1998. For and with respect to each succeeding three-year Performance Period, Executive shall be awarded that number of Performance Units having a market value at the beginning of each such Performance Period of no less than $260,000. (Capitalized words used in this subsection (iii) shall have the meanings ascribed thereto in the Program.)

   (d)   Relocation Benefits.

     (i) Block shall reimburse the Executive for all reasonable packing, shipping and transportation costs incurred by Executive in relocating himself, his family and personal property from Lake Forest, Illinois, to the Greater Kansas City Area. In addition, Block shall reimburse Executive for the costs of interim (up to 120 days) housing in Kansas City, prior to the time Executive's family relocates to Kansas City and for the costs of air fare, parking, etc.; for weekend trips to Chicago during such period.

     (ii) Block shall reimburse Executive for the reasonable and customary charges for real estate commissions and legal fees, if any, in connection with the sale of Executive's residence in Lake Forest, Illinois, and the purchase of a residence in the Greater Kansas City Area.

     (iii) Executive shall exercise his reasonable best efforts to cause the sale at the highest price of his Illinois residence. In the event that, despite such efforts, Executive is unable to sell such residence





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  within six months after commencement of the Employment Period then, upon request by Executive, Block shall either: purchase such residence, free and clear of all liens and encumbrances, at a price equal to the mean average of three appraisals by three qualified, independent appraisers (one selected and paid for by Block; one selected and paid for by Executive; and one selected by such appraisers and paid one-half by each of Block and Executive); or, at Block's election, cause such purchase to be made by an independent relocation service in accordance with economically similar arrangements.

   1.04 - Business Expenses. Block shall promptly pay directly, or reimburse Executive for, all business expenses, to the extent such expenses are paid or incurred by Executive during the term hereof in accordance with Block policy approved by the Board and in effect from time to time and to the extent such expenses are reasonable and necessary to the conduct by Executive of Block's business.

   1.05 - Fringe Benefits. During the Employment Period, Block shall make available to Executive such insurance, sick leave, deferred compensation, stock options (also referred to in Section 1.03(b)(ii) above), retirement, vacation and other like benefits as are approved by the Board and provided from time to time to the other executive-level employees of Block or Block's subsidiaries; provided, however, such benefits shall not, during the Employment Period, be substantially dissimilar from those offered by Block during its 1996 fiscal year to Executive's predecessor at Block. Executive shall not be required to fulfill any waiting-period requirements in order to be eligible for participation in applicable, Block health insurance plans. Block shall also pay up to $80,000 annually as respects annual premiums for split-dollar life insurance on the life of Executive, which insurance is selected by Executive and as to which Executive meets any age health or similar eligibility requirements.

   1.06 - Termination of Employment and Employment Period. The employment of Executive under this Agreement may be terminated during the Employment Period in accordance with subsections (a) through (d), below.

   (a) Executive's employment may be terminated by Block if the Board determines that "cause" for such termination exists and Block furnishes 30 days' prior written notice of such termination to Executive. As used in this Agreement, the term "cause" shall refer only to any one or more of the following grounds:

     (i) Executive's commission of an act materially and demonstrably detrimental to the good will of Block or any subsidiary of Block, which act constitutes gross





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negligence or willful misconduct by the Executive in the performance of his material duties to Block; or

     (ii) commission by Executive of any act of dishonesty or breach of trust resulting or intending to result in material personal gain or enrichment of Executive at the expense of Block or any subsidiary of Block; or

    (iii) Executive's conviction of a misdemeanor (involving an act of moral turpitude) or a felony; or

     (iv) for any reason (or no reason) at any time after the last day of Block's fiscal year during which Executive attains normal retirement age under Block's benefit plans; or

     (v) Executive's death or total and permanent disability. The term "total and permanent disability" shall have the meaning ascribed thereto under any long-term disability plan maintained by Block.

   (b) Executive's employment may be terminated by Executive if he determines that "good reason" for such termination exists and Executive furnishes 30 days' prior written notice of such termination to Block. As used in this Agreement, the term "good reason" shall refer only to any one or more of the following grounds:

     (i) substantial reduction by Block (over the objection of Executive) in Executive's duties, authority or status; or

     (ii) the failure by Block to pay the Base Salary, bonus or other compensation required hereunder; or

     (iii) the failure, at or immediately following Block's 1997 Annual Meeting of Shareholders or, if earlier, upon the occurrence of a vacancy in the offices of Chairman of the Board and Chairman of the Executive Committee of the Board to cause Executive at such time to be elected Chairman of the Board and Chairman of the Executive Committee of the Board (whether or not Block's best effort therefor are made in the manner specified in section 1.02(a) above); or

     (iv) for any reason (or no reason) during the 60-day period following the date of a "Change of Control" of Block occurs. For the purpose of this subsection, a "Change of Control" shall mean:





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     (x)  the acquisition, other than from Block, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
   Act) of 35% or more of the then outstanding voting securities of Block entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by Block or any of its subsidiaries, or any employee benefit plan (or related trust) of Block or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of Block immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding voting securities of Block entitled to vote generally in the election of directors, as the case may be; or

     (y) individuals who, as of the date hereof, constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual or individuals becoming a director subsequent to the date hereof, whose election, or nomination for election by Block's shareholders, was approved by a vote of at least a majority of the Board (or nominating committee of the Board) shall be considered as though such individual were a member or members of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Block (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

     (z) approval by the shareholders of Block of a reorganization, merger or consolidation of Block, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of Block immediately prior to





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   such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of Block or of the sale or other disposition of all or substantially all of the assets of Block.

   (c) Except as provided in subsection (d) below, if Block terminates Executive's employment without "cause" or upon expiration of the Employment Period following written notice from Block that it wishes to terminate Executive's employment upon such expiration or if Executive terminates his employment with Block for "good reason", then, upon such termination of Executive's employment: (i) Block shall continue to pay to Executive the Base Salary in effect upon such termination or expiration throughout the two-year period following such termination or expiration as the same would have been made had Executive remain employed by Block hereunder; (ii) Block shall pay to Executive, at such times as the same would have been paid to Executive had he remained employed hereunder, the following bonus payments: (x) a prorata portion of his annual bonus (such portion of the actual, annual bonus earned for the fiscal year during which such termination or expiration occurs as is proportionate to the portion of active employment hereunder by Executive during such fiscal year) together with such portion of the target bonus for such fiscal year as is proportionate to the portion of such fiscal year he is not so employed; (y) for the second fiscal year after such termination or expiration, the target bonus in effect for the fiscal year during which such termination or expiration occurs; and (z) for the third fiscal year after such termination or expiration, such portion of the target bonus paid under subsection (y) above as is proportionate to the portion of the fiscal year of Executive's active employment specified in subsection (x) above; and (iii) all unvested options to purchase shares of Block common stock held by Executive shall vest upon the date of termination or expiration of Executive's employment and such options, and all other vested options held by Executive on the date of termination or expiration, shall be exercisable by Executive for a period of two years after such termination or expiration; and (iv) all restrictions on any shares of Block common stock held by Executive shall terminate and such common stock shall fully vest upon the date of termination or expiration of Executive's employment; and (iv) Block shall, during the two-year period following such termination or expiration of Executive's employing, continue Executive's health, life and disability insurance benefits, but only to the extent Executive does not obtain similar benefits paid for by a third party after such termination or expiration. Except as set forth above in this subsection (c), Block shall have no further obligations to





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Executive upon commencement of payments under this subsection.  Upon such termination or expiration, Block shall provide Executive such outplacement services (from a provider reasonably selected by Executive) as are then customarily provided by other companies to their similarly situated executives.

   (d) Upon termination of Executive's employment pursuant to subsection 1.06(a) above or upon the voluntary resignation of Executive or upon the expiration of the Employment Period following written notice from Executive that he wishes to terminate his employment upon such expiration, Block shall have no further obligations under this Agreement and no further payments of Base Salary or bonus shall be payable by Block to Executive, except as required by the express terms of any written benefit plans or written arrangements maintained by Block and applicable to Executive at the time of such termination or expiration of Executive's employment.


                                  ARTICLE TWO

                                CONFIDENTIALITY

   2.01 - Background and Relationship of Parties. The parties acknowledge (for all purposes including, without limitation, Articles Two and Three of this Agreement) that Block and its subsidiaries have been and will be engaged in a continuous program of acquisition and development respecting their businesses, present and future, and that, in connection with Executive's employment by Block, Executive will be expected to have access to all information of value to Block and that Executive's employment creates a relationship of confidence and trust between Executive and Block with respect to any information applicable to the businesses of Block and its subsidiaries. Executive will possess or have unfettered access to information that has been created, developed or acquired by Block and its subsidiaries or otherwise become known to Block and its subsidiaries and which has commercial value in the businesses in which Block and its subsidiaries have been and will be engaged and has not been publicly disclosed by Block. All information described above is hereinafter called "Proprietary Information". By way of illustration, but not limitation, Proprietary Information includes trade secrets, developments, designs, marketing plans, product information, business and financial information and plans, strategies, forecasts, new products and services, financial statements, budgets, projections, prices and acquisition plans. Proprietary Information shall not include any portions of such information which are now or hereafter made public by third parties in a lawful manner or made public by parties hereto without violation of this Agreement.





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   2.02 - Proprietary Information is Property of Block.  (a)  All Proprietary
Information shall be the sole property of Block and its assigns, and Block shall be the sole owner of all patents, copyrights, trademarks, names and other rights in connection therewith and without regard to whether Block is at any particular time developing or marketing the same. Executive assigns to Block any rights Executive may have or may acquire in such Proprietary Information. At all times, Executive will keep in strictest confidence and trust all Proprietary Information and Executive will not use or disclose any Proprietary Information without the written consent of Block, except as may be necessary in the ordinary course of performing duties as an employee of Block or as may be required by law or the order of any court or governmental authority.

   (b) In the event of the termination of Executive's employment by Block for any reason (including no reason), Executive shall promptly deliver to Block all copies of all documents, notes, drawings, specifications, documentation, data and other materials of any nature belonging to Block and obtained during the course of Executive's employment with Block. In addition, upon such termination, Executive will not remove from the premises of Block any of the foregoing or any reproduction of any of the foregoing or any Proprietary Information that is embodied in a tangible medium of expression.


                                 ARTICLE THREE

                    NON-HIRING; NO CONFLICTS; NONCOMPETITION

   3.01 - General. The parties hereto acknowledge that, during the course of Executive's employment by Block, the Executive shall have access to information valuable to Block concerning its key employees and, in addition to Executive's access to such information, Executive may, during (and in the course of) Executive's employment by Block, develop relationships with such key employees whereby information valuable to Block concerning its employees was acquired by Executive. Such information includes, without limitation: the identity, skills and performance levels of Block's key employees, as well as compensation and benefits paid by Block to such key employees.

   3.02 - Non-Hiring. During the Employment Period and during the term of any subsequent employment with Block and during the time Executive is receiving payments hereunder and for a period of one year after the later of: termination by Block or Executive for any reason (or no reason) of such employment; or cessation of such payments, the Executive will not knowingly recruit, solicit or hire any key employee of Block or any subsidiary of Block or otherwise induce any such key employee to leave the employment of Block to become an employee of or otherwise be associated with any





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other party or with Executive or any company or business with which Executive is or may become associated.

   3.03 - No Conflicts. Executive represents that the performance by Executive of all the terms of this Agreement will not breach any agreement as to which Executive is or was a party and which requires Executive to keep any information in confidence or in trust. Executive has not brought with him to Block nor will Executive use in the performance of employment responsibilities at Block any proprietary materials or documents of a former employer that are not generally available to the public, unless Executive has obtained express written authorization from such former employer for their possession and use. Executive has not and will not breach any obligation of confidentiality that Executive may have to former employers and Executive shall fulfill all such obligations during his employment with Block.

   3.04 - Non-Competition.

     (i) During any period of Executive's employment with Block (during the Employment Period and any period of employment thereafter) Executive shall not engage in, or own or control any interest in (except as a passive investor in publicly-held companies, holding less than one percent of its outstanding securities), or act as an officer, director or employee of, or consultant, advisor or lender to, any firm, corporation, institution or business which engages in any line of business which is competitive with any line of business of Block or any of its subsidiaries (or which Block or any subsidiary is engaged in evaluating or developing).

     (ii) During the time Executive is receiving payments hereunder and for a period of one year after the later of: termination of Executive's employment hereunder by Block or Executive (for any reason including no reason); or cessation of such payments; Executive will not (except as permitted by subsection (iii) below) own or control any interest in (except as a passive investor in publicly-held companies, holding less than one percent of its outstanding equity securities) or act as an officer, director or employee of, or consultant, advisor or lender to, any firm, corporation, institution or business which engages in any line of business which is competitive with any line of business of Block or any of its subsidiaries (or which Block or any such subsidiary is or was engaged in evaluating or developing) at the time Employee's employment terminates or during the 180-day period prior thereto.

     (iii) For purposes of subsection (ii) above, the term "line of business" shall not include any line of business comprising the telecommunications industry nor as to Block, any line of business which is immaterial in quantity and character to the business and prospective businesses of Block





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  or any subsidiary of Block; and, as to any corporation, firm, institution or business with which Executive proposes to become associated, as set forth in said subsection (iii), any line of business which is immaterial in size within the industry it operates and to such corporation, firm, institution or business.

   3.05 - Reasonableness of Restrictions. Executive acknowledges that the restrictions contained in this Agreement are reasonable but should any provisions of any Article of this Agreement be determined to be invalid, illegal or otherwise unenforceable or unreasonable in scope by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby and the provision found invalid, illegal or otherwise unenforceable or unreasonable shall be considered by Block and Executive to be amended as to scope of protection, time or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court and, as so amended, shall be enforced.

                                  ARTICLE FOUR

                                 MISCELLANEOUS


   4.01 - Entire Agreement. This Agreement constitutes the entire agreement and understanding between Block and Executive concerning the subject matter hereof. No modification, amendment, termination or waiver of this Agreement shall be binding unless in writing and signed by Executive and a duly authorized officer of Block. Failure of Block or Executive to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants and conditions.

   4.02 - Specific Performance by Executive. Executive acknowledges that money damages alone will not adequately compensate Block for breach of any of Executive's covenants and agreements herein and, therefore, in the event of the breach or threatened breach of any such covenant or agreement by Executive, in addition to all other remedies available to Block at law, in equity or otherwise, Block shall be entitled to injunctive relief compelling specific performance of (or other compliance with) the terms hereof.

   4.03 - Successors and Assigns. This Agreement shall be binding upon Executive and the heirs, executors, assigns and administrators of Executive or his estate and property and shall inure to the benefit of Block and its successors and assigns. Executive may not assign or transfer to others the right to receive payments hereunder nor the obligation to perform duties hereunder.





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   4.04 - Taxes.

     (i) From any payments due hereunder to Executive from Block, there shall be withheld amounts reasonably believed by Block to be sufficient to satisfy liabilities for federal, state and local taxes and other charges and customary withholdings. Executive remains primarily liable to such authorities for such taxes and charges to the extent not actually paid by Block.

     (ii) Block shall reimburse Executive for the amount of any excise taxes paid by Executive (net of any tax benefits received), pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, which taxes are so paid as respects payments made to Executive under Section 1.06(c) above upon termination of Executive's employment hereunder pursuant to Section 1.06(b)(iii) above.

   4.05 - Indemnification. To the fullest extent permitted by law, Block hereby indemnifies during and after the Employment Period the Executive from and against all loss, costs, damages and expenses including, without limitation, legal expenses of counsel selected by Block to represent the interests of Executive (which expenses Block will, to the extent so permitted, advance to executive as the same are incurred) arising out of or in connection with the fact that Executive is or was a director, officer, employee or agent of Block or serving in such capacity for another corporation at the request of Block.

   4.06 - Certain Legal Fees. Block shall reimburse the Executive for the reasonable amounts, not to exceed $100,000, of fees and expenses incurred by Executive in connection with the prosecution by Executive of any legal actions against his former employer resulting from his employment by Block.


   4.07 - Arbitration. Except as to actions described in Section 4.02 above, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration proceedings conducted in Kansas City, Missouri, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. All costs and expenses of the arbitrator(s) and all costs and expenses of experts, attorneys, witnesses and other parties retained by the prevailing party shall be borne by the party that does not prevail in such arbitration. The parties further agree that arbitration proceedings must be instituted within 180 days after an allegedly aggrieved party to this Agreement has actual knowledge of such claim or controversy, and that the failure to institute arbitration proceedings within such time period shall constitute an absolute bar to the institution of any proceedings





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and a waiver of all claims.  The parties further agree that the substantive laws of the State of Missouri shall be applied in such proceedings as respects all questions of law.

   4.08 - Notices. Notices hereunder shall be deemed delivered five days following deposit thereof in the United States mails (postage prepaid) addressed to Executive at: 487 Walnut Road, Lake Forest, Illinois 60045 and to Block at: 4410 Main Street, Kansas City, Missouri 64111; Attn: Henry W. Bloch; or to such other address and/or person designated by either party in writing to the other party.

   4.09 - Counterparts. This Agreement may be signed in counterparts and delivered by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts.

   Executed as a sealed instrument under, and to be governed by, construed and enforced in accordance with, the laws of the State of Missouri.

                                               EXECUTIVE:

Dated:  July 29, 1995                          /s/ Richard H. Brown
                                               --------------------------
                                               Richard H. Brown

Accepted and Agreed:

H & R BLOCK, INC.,
a Missouri corporation


By:/s/ Henry W. Bloch
   ---------------------------
   Henry W. Bloch, Chairman


Dated:  July 29, 1995





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                                                     EXHIBIT (10)(D), CONTINUED
                                                                      EXHIBIT A
                               H&R BLOCK, INC.

                   1993 LONG-TERM EXECUTIVE COMPENSATION PLAN

  1. PURPOSES. The purposes of this 1993 Long-Term Executive Compensation Plan are to provide incentives and rewards to those employees largely responsible for the success and growth of H&R Block, Inc., and its subsidiary corporations and to assist all such corporations in attracting and retaining executives and other key employees with experience and ability.

  2. DEFINITIONS.

  (a) AWARD means one or more of the following: shares of Common Stock, Restricted Shares, Stock Options, Incentive Stock Options, Stock Appreciation Rights, Performance Shares, Performance Units and any other rights which may be granted to a Recipient under the Plan.

  (b) COMMON STOCK means the Common Stock, without par value, of the Company.

  (c) COMPANY means H&R Block, Inc., a Missouri corporation, and, unless the context otherwise requires, includes its subsidiary corporations and their respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.

  (d) INCENTIVE STOCK OPTION means a Stock Option which meets all of the requirements of an "incentive stock option" as defined in Section 422(b) of the Internal Revenue Code of 1986, as now in effect or hereafter amended (the "Internal Revenue Code").

  (e) PERFORMANCE PERIOD means that period of time specified by the Committee during which a Recipient must satisfy any designated performance goals in order to receive an Award.

  (f) PERFORMANCE SHARE means the right to receive, upon satisfying designated performance goals within a Performance Period, shares of Common Stock, cash, or a combination of cash and shares of Common Stock, based on the market value of shares of Common Stock covered by such Performance Shares at the close of the Performance Period.

  (g) PERFORMANCE UNIT means the right to receive, upon satisfying designated performance goals within a Performance Period, shares of Common Stock, cash, or a combination of cash and shares of Common Stock.

  (h) PLAN means this 1993 Long-Term Executive Compensation Plan, as the same may be amended from time to time.

  (i) RECIPIENT means an employee of the Company who has been granted an Award under the Plan.

  (j) RESTRICTED SHARE means a share of Common Stock issued to a Recipient hereunder subject to such terms and conditions, including, without limitation, forfeiture or resale to the Company, and to such restrictions against sale, transfer or other disposition, as the Committee may determine at the time of issuance.

  (k) STOCK APPRECIATION RIGHT means the right to receive, upon exercise of a Stock Appreciation Right granted under this Plan, shares of Common Stock, cash, or a combination of cash and shares of Common Stock, based on the increase in the market value of the shares of Common Stock covered by such Stock Appreciation Right from the initial day of the Performance Period for such Stock Appreciation Right to the date of exercise.

  (l) STOCK OPTION means the right to purchase, upon exercise of a Stock Option granted under this Plan, shares of the Company's Common Stock.

  3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by a Compensation Committee (the "Committee") consisting of directors of the Company, to be appointed by and to serve at the pleasure of the Board of Directors of the Company. A majority of the Committee members shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be valid acts of the Committee, however designated, or the Board of Directors of the Company if the Board has not appointed a Committee.

  The Committee shall have full power and authority to construe, interpret and administer the Plan and, subject to the powers herein specifically reserved to the Board of Directors and subject to the other provisions of this Plan, to make determinations which shall be final, conclusive and binding upon all persons including, without limitation, the Company, the shareholders of the Company, the Board of Directors, the Recipients and any persons having any interest in any Awards which may be granted under the Plan. The Committee shall impose such additional conditions upon the grant and exercise of Awards under this Plan as may from time to time be deemed necessary or advisable, in the opinion of counsel to the Company, to comply with applicable laws and regulations. The Committee from time to time may adopt rules and regulations for carrying out the Plan and written policies for implementation of the Plan. Such policies may include, but need not be limited to, the type, size and terms of Awards to be made to Recipients and the conditions for payment of such Awards.





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

  4. ABSOLUTE DISCRETION. The Committee may, in its sole and absolute discretion, at any time and from time to time during the continuance of the Plan, (i) determine which employees of the Company shall be granted Awards under the Plan, (ii) grant to any employee so selected such an Award, (iii) determine the type, size and terms of Awards to be granted (subject to Sections 6, 10 and 11 hereof, as hereafter amended, (iv) establish objectives and conditions for receipt of Awards, (v) place conditions or restrictions on the payment or exercise of Awards, and (vi) do all other things necessary and proper to carry out the intentions of this Plan; provided, however, that, in each and every case, those Awards which are Incentive Stock Options shall contain and be subject to those requirements specified in Section 422 of the Internal Revenue Code and shall be granted only to those employees eligible thereunder to receive the same.

  5. ELIGIBILITY. Awards may be granted to any employee of the Company. No member of the Committee (other than any ex officio member) shall be eligible for grants of Awards under the Plan. An employee may be granted multiple forms of Awards under the Plan. Incentive Stock Options may be granted under the Plan to a Recipient during any calendar year only if the aggregate fair market value (determined as of the date the Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by such Recipient during any calendar year under the Plan and any other "incentive stock option plans" (as defined in the Internal Revenue
Code) maintained by the Company does not exceed the sum of $100,000.

  6. STOCK SUBJECT TO THE PLAN. The total number of shares of Common Stock issuable under this Plan may not at any time exceed 5,000,000 shares, subject to adjustment as provided herein. All of such shares may be issued or issuable in connection with the exercise of Incentive Stock Options. Shares of Common Stock not actually issued pursuant to an Award shall be available for future Awards. Shares of Common Stock to be delivered or purchased under the Plan may be either authorized but unissued Common Stock or treasury shares.

  7. AWARDS.

  (a) Awards under the Plan may include, but need not be limited to, shares of Common Stock, Restricted Shares, Stock Options, Incentive Stock Options, Stock Appreciation Rights, Performance Shares and Performance Units. The amount of each Award may be based upon the market value of a share of Common Stock. The Committee may make any other type of Award which it shall determine is consistent with the objectives and limitations of the Plan.

  (b) The Committee may establish performance goals to be achieved within such Performance Periods as may be selected by it using such measures of the performance of the Company as it may select as a condition to the receipt of any Award.

  8. VESTING REQUIREMENTS. The Committee may determine that all or a portion of an Award or a payment to a Recipient pursuant to an Award, in any form whatsoever, shall be vested at such times and upon such terms as may be selected by it.

  9. DEFERRED PAYMENTS AND DIVIDEND AND INTEREST EQUIVALENTS.

  (a) The Committee may determine that the receipt of all or a portion of an Award or a payment to a Recipient pursuant to an Award, in any form whatsoever, shall be deferred. Deferrals shall be for such periods and upon such terms as the Committee may determine.

  (b) The Committee may provide, in its sole and absolute discretion, that a Recipient to whom an Award is payable in whole or in part at a future time in shares of Common Stock shall be entitled to receive an amount per share equal in value to the cash dividends paid per share on issued and outstanding shares as of the dividend record dates occurring during the period from the date of the Award to the date of delivery of such share to the Recipient. The Committee may also authorize, in its sole and absolute discretion, payment of an amount which a Recipient would have received in interest on (i) any Award payable at a future time in cash during the period from the date of the Award to the date of payment, and (ii) any cash dividends paid on issued and outstanding shares as of the dividend record dates occurring during the period from the date of an Award to the date of delivery of shares pursuant to the Award. Any amounts provided under this subsection shall be payable in such manner, at such time or times, and subject to such terms and conditions as the Committee may determine in its sole and absolute discretion.

  10. STOCK OPTION PRICE. The purchase price per share of Common Stock under each Stock Option shall be determined by the Committee, but shall not be less than market value (as determined by the Committee) of one share of Common
Stock on the date the Stock Option or Incentive Stock Option is granted. Payment for exercise of any Stock Option granted hereunder shall be made (a) in cash, or (b) by delivery of Common Stock having a market value equal to the aggregate option price, or (c) by a combination of payment of cash and delivery of Common Stock in amounts such that the amount of cash plus the market value of the Common Stock equals the aggregate option price.

  11. STOCK APPRECIATION RIGHT VALUE. The base value per share of Common Stock covered by an Award in the form of a Stock Appreciation Right shall be the market value of one share of Common Stock on the date the Award is granted.





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

  12. CONTINUATION OF EMPLOYMENT. The Committee shall require that a Recipient be an employee of the Company at the time an Award is paid or exercised. The Committee may provide for the termination of an outstanding Award if a Recipient ceases to be an employee of the Company and may establish such other provisions with respect to the termination or disposition of an Award on the death or retirement of a Recipient as it, in its sole discretion, deems advisable. The Committee shall have the sole power to determine the date of any circumstances which shall constitute a cessation of employment and to determine whether such cessation is the result of retirement, death or any other reason.

  13. REGISTRATION OF STOCK. Each Award shall be subject to the requirement that if at any time the Committee shall determine that qualification or registration under any state or federal law of the shares of Common Stock, Restricted Shares, Stock Options, Incentive Stock Options, or other securities thereby covered or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with the granting of such Award or the purchase of shares thereunder, the Award may not be paid or exercised in whole or in part unless and until such qualification, registration, consent or approval shall have been effected or obtained free of any conditions the Committee, in its discretion, deems unacceptable.

  14. EMPLOYMENT STATUS. No Award shall be construed as imposing upon the Company the obligation to continue the employment of a Recipient. No employee or other person shall have any claim or right to be granted an Award under the Plan.

  15. ASSIGNABILITY. No Award granted pursuant to the Plan shall be transferable or assignable by the Recipient other than by will or the laws of descent and distribution and during the lifetime of the Recipient shall be exercisable or payable only by or to him or her.

  16. DILUTION OR OTHER ADJUSTMENTS. In the event of any changes in the capital structure of the Company, including but not limited to a change resulting from a stock dividend or splitup, or combination or reclassification of shares, the Board of Directors shall make such equitable adjustments with respect to Awards or any provisions of this Plan as it deems necessary and appropriate, including, if necessary, any adjustment in the maximum number of shares of Common Stock subject to the Plan or the number of shares of Common Stock subject to an outstanding Award.

  17. MERGER, CONSOLIDATION, REORGANIZATION, LIQUIDATION, ETC. If the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board of Directors shall make such arrangements it deems advisable with respect to outstanding Awards, which shall be binding upon the Recipients of outstanding Awards,





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

including, but not limited to, the substitution of new Awards for any Awards then outstanding, the assumption of any such Awards and the termination of or payment for such Awards.

  18. WITHHOLDING TAXES. The Company shall have the right to deduct from all Awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such Awards and, with respect to Awards paid in other than cash, to require the payment (through withholding from the Recipient's salary or otherwise) of any such taxes. Subject to such conditions as the Committee may establish, Awards under the Plan payable in shares of Common Stock may provide that the Recipients thereof may elect, in accordance with any applicable regulations, to have the Company withhold shares of Common Stock to satisfy all or part of any such tax withholding obligations, with the value of such withheld shares of Common Stock based upon their fair market value on the date the tax withholding is required to be made.

  19. COSTS AND EXPENSES. The cost and expenses of administering the Plan shall be borne by the Company and not charged to any Award nor to any Recipient.

  20. FUNDING OF PLAN. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan.

  21. AWARD CONTRACTS. The Committee shall have the power to specify the form of Award contracts to be granted from time to time pursuant to and in accordance with the provisions of the Plan and such contracts shall be final, conclusive and binding upon the Company, the shareholders of the Company and the Recipients. No Recipient shall have or acquire any rights under the Plan except such as are evidenced by a duly executed contract in the form thus specified. No Recipient shall have any rights as a holder of Common Stock with respect to Awards hereunder unless and until certificates for shares of Common Stock or Restricted Shares are issued to the Recipient.

  22. GUIDELINES. The Board of Directors of the Company shall have the power to provide guidelines for administration of the Plan by the Committee and to make any changes in such guidelines as from time to time the Board deems necessary.

  23. AMENDMENT AND DISCONTINUANCE. The Board of Directors of the Company shall have the right at any time during the continuance of the Plan to amend, modify, supplement, suspend or terminate the Plan, provided that in the absence of the approval of the holders of a majority of the shares of Common Stock of the Company present in person or by proxy at a duly constituted meeting of shareholders of the Company, no such amendment, modification or supplement shall (i) increase the aggregate number of shares which may be issued under the Plan, unless such increase is by reason of any change in capital structure referred to in Section 16 hereof, (ii) change the termination date of the Plan provided in Section 24, or (iii) delete or amend the market value restrictions contained in Sections 10 and 11 hereof, and provided further, that no amendment, modification or termination of the Plan shall in any manner affect any Award of any kind theretofore granted under the Plan without the consent of the Recipient of the Award, unless such amendment, modification or termination is by reason of any change in capital structure referred to in
Section 16 hereof or unless the same is by reason of the matters referred to in
Section 17 hereof.

  24. TERMINATION. The Committee may grant Awards at any time prior to September 7, 2003, on which date this Plan will terminate except as to Awards then outstanding hereunder, which Awards shall remain in effect until they have expired according to their terms or until September 7, 2003, whichever first occurs. No Incentive Stock Option shall be exercisable later than 10 years following the date it is granted.

  25. APPROVAL. This Plan shall take effect upon due approval by the shareholders of the Company.





                                       7